CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ConnectOne Bancorp, Inc. on Form S-4 of our report dated March 13, 2015 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the 2014 Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2014 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey

September 28, 2015